CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Putnam Investment Funds of our reports dated June 20, 2025 and September 18, 2025, relating to the financial statements and financial highlights, which appear in Putnam Sustainable Future Fund’s Annual Shareholder Report on Form N-CSR for the year ended April 30, 2025, and Putnam U.S. Research Fund’s (previously known as Putnam Research Fund) Annual Shareholder Report on Form N-CSR for the year ended July 31, 2025, respectively. We also consent to the references to us under the headings “FINANCIAL STATEMENTS”, “Auditor”, and “AGREEMENT” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 2, 2026